SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

August 24, 2011
Date of Report (Date of earliest event reported)

CACI International Inc
(Exact name of registrant as specified in its Charter)

Delaware	001-31400	54-1345899
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1100 N. Glebe Road
Arlington, Virginia 22201
(Address of principal executive offices)(ZIP code)

(703) 841-7800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240a.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240a.13e-4(c))

ITEM 1.01:	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 24, 2011, CACI International Inc entered into an accelerated share repurchase (ASR) agreement with Bank of America, N.A. (BOA) covering 4 million shares of the Company's common stock. Under the ASR agreement, the Company purchased 4 million shares of its outstanding common stock at an initial price of $52.42 per share, for an aggregate price of approximately $209.7 million. The repurchase is being funded with cash on hand and short-term borrowings from the Company's existing revolving credit facility. Under the ASR agreement, BOA will purchase an equivalent number of shares of common stock in the open market from time to time until it has acquired the number delivered to the Company. At the end of that period, the Company may receive, or may be required to remit, a purchase price adjustment based upon the volume weighted average price of its common shares during the period. The purchase price adjustment can be settled, at the Company's option, in cash or in shares of its common stock.

The ASR agreement contains the principal terms and provisions governing the repurchase, including the mechanisms used to determine the number of shares, the required timing of delivery of the shares, the permitted methods and the required timing of settlement, the circumstances under which BOA is permitted to make adjustments to valuation periods and calculations, and various acknowledgements, representations and warranties made by the Company and BOA to each other. Any shares that the Company issues in the future in connection with an early termination of the transaction or to compensate BOA for additional amounts due under the ASR agreement would increase the number of shares outstanding at the time of issuance.

ITEM 7.01:	REGULATION FD DISCLOSURE.

On August 29, 2011, the Company issued a press release announcing that it had entered into the ASR agreement. A copy of the press release is filed as Exhibit 99 to this Form 8-K.

ITEM 9.01:	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits	The following exhibit is furnished (and not filed) with this Report.

99	News release of CACI International dated August 29, 2011 concerning accelerated share repurchase transaction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CACI International Inc

Registrant

By:	/s/ Arnold D. Morse

Arnold D. Morse Senior Vice President, Chief Legal Officer and Secretary